Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 30, 2020 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $14.9 million, or $0.23 per basic and diluted share, for the three months ended March 31, 2020, compared to net income of $30.9 million, or $0.48 per basic and diluted share, for the three months ended March 31, 2019.
The Company’s earnings for the three months ended March 31, 2020 were adversely impacted by elevated provisions for credit losses primarily due to the adoption of a new accounting standard that requires the current recognition of allowances for losses expected to be incurred over the life of covered assets (“CECL”). These provisions were exacerbated by the current weak economic forecast attributable to the COVID-19 pandemic. For the three months ended March 31, 2020, provisions for credit losses and off-balance sheet credit exposures totaled $15.7 million. Current quarter earnings were further impacted by $463,000 of costs related to the Company's planned acquisition of SB One Bancorp.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “The COVID-19 pandemic and related mitigation efforts have brought extraordinary recessionary conditions and a new level of economic uncertainty that did not exist at the start of the year. We have taken aggressive action to protect the health and safety of our employees and customers, while striving to maintain our customary high level of service. We are working closely with our loan customers to guide them through their options for financial assistance including the Paycheck Protection Program (“PPP”) and payment relief through deferrals and waived fees. Subsequent to quarter-end and through April 28, 2020, the Company has secured 820 PPP loans for a total of $377.5 million, while providing deferred payment relief to 638 customers with a total of $889.0 million in outstanding loan balances. We will continue to nimbly address changing circumstances and are confident that our dedicated employees, as well as our capital strength, will enable us to successfully navigate through these trying times.” Martin further noted: “Our announced acquisition of SB One Bancorp is proceeding on schedule and we remain committed to this strategically compelling combination. We look forward to welcoming new customers and colleagues as we add meaningful scale through this complementary transaction.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on May 29, 2020, to stockholders of record as of the close of business on May 15, 2020.
Balance Sheet Summary
Total assets at March 31, 2020 were $10.08 billion, a $276.3 million increase from December 31, 2019. The increase in total assets was primarily due to a $183.8 million increase in cash and cash equivalents, a $65.9 million increase in other assets, a $39.2 million increase in total loans and an $8.5 million increase in total investments.
The Company’s loan portfolio increased $39.2 million to $7.37 billion at March 31, 2020, from $7.33 billion at December 31, 2019. For the three months ended March 31, 2020, loan originations, excluding advances on lines of credit, totaled $354.9 million, compared with $293.9 million for the same period in 2019. During the three months ended March 31, 2020, the loan portfolio had net increases of $68.9 million in commercial loans and $29.0 million in residential mortgage loans, partially offset by net decreases of $23.3 million in commercial mortgage loans, $20.9 million in construction loans, $11.8 million in consumer loans and $3.2 million in multi-family mortgage loans. Commercial real estate, commercial and construction loans represented 79.8% of the loan portfolio at March 31, 2020, compared to 80.0% at December 31, 2019.
At March 31, 2020, the Company’s unfunded loan commitments totaled $1.23 billion, including commitments of $701.2 million in commercial loans, $148.4 million in construction loans and $146.9 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2019 and March 31, 2019 were $1.47 billion and $1.54 billion, respectively.

The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.33 billion at March 31, 2020, compared to $905.9 million and $1.18 billion at December 31, 2019 and March 31, 2019, respectively.
Cash and cash equivalents were $370.6 million at March 31, 2020, a $183.8 million increase from December 31, 2019 as a result of increases in cash collateral pledged to secure loan-level swaps and short-term investments.
Total investments were $1.50 billion at March 31, 2020, an $8.5 million increase from December 31, 2019. This increase was largely due to purchases of mortgage-backed and municipal securities and an increase in unrealized gains on available for sale debt securities, partially offset by repayments of mortgage-backed securities, and maturities and calls of certain municipal and agency bonds.
Total deposits increased $108.2 million during the three months ended March 31, 2020 to $7.21 billion. Total core deposits, consisting of savings and demand deposits, increased $145.4 million to $6.51 billion at March 31, 2020, while total time deposits decreased $37.3 million to $696.8 million at March 31, 2020. The increase in core deposits was attributable to a $72.4 million increase in interest bearing demand deposits, a $44.2 million increase in money market deposits, a $21.7 million increase in non-interest bearing demand deposits and a $7.1 million increase in savings deposits. The decrease in time deposits was the result of a $23.1 million decrease in retail time deposits and a $14.2 million decrease in brokered deposits. Core deposits represented 90.3% of total deposits at March 31, 2020, compared to 89.7% at December 31, 2019.
Borrowed funds increased $88.6 million during the three months ended March 31, 2020, to $1.21 billion. The increase in borrowings for the period was a function of asset funding requirements. Borrowed funds represented 12.0% of total assets at March 31, 2020, an increase from 11.5% at December 31, 2019.
Stockholders’ equity decreased $1.3 million during the three months ended March 31, 2020, to $1.41 billion, primarily due to dividends paid to stockholders, the adoption of CECL on January 1, 2020 and the related charge to equity of $8.3 million, net of tax, to establish initial allowances against credit losses and off-balance sheet credit exposures under the new accounting standard and common stock repurchases, partially offset by net income earned for the period and an increase in unrealized gains on available for sale debt securities. For the three months ended March 31, 2020, common stock repurchases totaled 286,816 shares at an average cost of $20.72, of which 48,038 shares, at an average cost of $19.89, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2020, 1.3 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at March 31, 2020 were $21.48 and $14.84, respectively, compared with $21.49 and $14.85, respectively, at December 31, 2019.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended March 31, 2020, net interest income decreased $862,000 to $72.0 million, from $72.9 million for the quarter ended December 31, 2019. The stability in net interest income for the three months ended March 31, 2020, compared with the trailing quarter reflects well-matched repricing of interest-bearing assets and liabilities and strong core deposit funding.
The Company’s net interest margin decreased 1 basis point to 3.20% for the quarter ended March 31, 2020, from 3.21% for the trailing quarter. The weighted average yield on interest-earning assets decreased 7 basis points to 3.92% for the quarter ended March 31, 2020, compared to 3.99% for the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2020 decreased 9 basis points to 0.95%, compared to 1.04% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended March 31, 2020 decreased 5 basis points to 0.78%, compared to 0.83% for the trailing quarter. Average non-interest bearing demand deposits totaled $1.50 billion for the quarter ended March 31, 2020, compared with $1.59 billion for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2020 was 1.80%, compared to 1.98% for the trailing quarter.

For the three months ended March 31, 2020, net interest income decreased $3.0 million to $72.0 million, from $75.0 million for the same period in 2019. The decline in net interest income for the three months ended March 31, 2020, compared with the three months ended March 31, 2019, was primarily due to period-over-period compression in the net interest margin resulting from a decline in the yields on interest-earning assets. This was tempered by growth in lower-costing average interest-bearing and non-interest bearing core deposits. Borrowing volume and rates were also lower, which further reduced the Company’s cost of funds.
The Company’s net interest margin decreased 20 basis points to 3.20% for the quarter ended March 31, 2020, from 3.40% for the quarter ended March 31, 2019. The weighted average yield on interest-earning assets decreased 28 basis points to 3.92% for the quarter ended March 31, 2020, compared to 4.20% for the quarter ended March 31, 2019. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2020 decreased 9 basis points to 0.95%, compared to 1.04% for the quarter ended March 31, 2019. The average cost of interest bearing deposits for the quarter ended March 31, 2020 was unchanged compared to the first quarter of 2019 at 0.78%. Average non-interest bearing demand deposits increased to $1.50 billion for the quarter ended March 31, 2020, compared with $1.44 billion for the first quarter of 2019. Average borrowings fell to $1.16 billion for the quarter ended March 31, 2020, from $1.35 billion for the first quarter of 2019. The average cost of borrowed funds for the quarter ended March 31, 2020 was 1.80%, compared to 2.07% for the quarter ended March 31, 2019.
Non-Interest Income
Non-interest income totaled $17.0 million for the quarter ended March 31, 2020, an increase of $4.8 million, compared to the same period in 2019. Other income increased $3.1 million to $3.4 million for the three months ended March 31, 2020, compared to the quarter ended March 31, 2019, primarily due to a $3.0 million increase in net fees on loan-level interest rate swap transactions. Wealth management income increased $2.2 million to $6.3 million for the three months ended March 31, 2020, compared to the same period in 2019, primarily due to fees earned from assets under management acquired in the April 1, 2019 Tirschwell & Loewy ("T&L") transaction. Fee income increased $432,000 to $6.5 million for the three months ended March 31, 2020, compared to the same period in 2019, largely due to a $352,000 increase in commercial loan prepayment fees and a $150,000 increase in revenue from sales of non-deposit investment products. Partially offsetting these increases, income from Bank-owned life insurance ("BOLI") decreased $909,000 to $787,000 for the three months ended March 31, 2020, compared to the same period in 2019, primarily due to a decrease in benefit claims and lower equity valuations.
Non-Interest Expense
For the three months ended March 31, 2020, non-interest expense totaled $54.1 million, an increase of $5.7 million, compared to the three months ended March 31, 2019. Compensation and benefits expense increased $2.8 million to $31.2 million for the three months ended March 31, 2020, compared to $28.4 million for the same period in 2019. This increase was principally due to additional compensation expense associated with the T&L acquisition and an increase in executive severance costs. Other operating expenses increased $2.1 million to $9.2 million for the three months ended March 31, 2020, compared to the same period in 2019, largely due to increases in consulting and legal expenses, which included $463,000 related to the pending acquisition of SB One Bancorp, and a market valuation adjustment on foreclosed real estate. Credit loss expense for off-balance sheet credit exposures related to the adoption of CECL was $1.0 million for the three months ended March 31, 2020. Data processing expense increased $461,000 to $4.4 million for the three months ended March 31, 2020, primarily due to increases in software subscription service expense and online banking costs, while the amortization of intangibles increased $254,000 for the three months ended March 31, 2020, compared with the same period in 2019, mainly due to an increase in the amortization of customer relationship intangibles attributable to the acquisition of T&L. Partially offsetting these increases, FDIC insurance expense decreased $739,000 due to the receipt of the small bank assessment credit for the fourth quarter of 2019. Also, net occupancy expense decreased $654,000 largely due to a reduction in snow removal expense.
The Company’s annualized non-interest expense as a percentage of average assets(1) was 2.13% for the quarter ended March 31, 2020, compared to 2.02% for the same period in 2019. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 59.14% for the quarter ended March 31, 2020, compared to 55.53% for the same period in 2019.

Asset Quality
The Company’s total non-performing loans at March 31, 2020 were $35.3 million, or 0.48% of total loans, compared to $40.2 million, or 0.55% of total loans at December 31, 2019 and $24.8 million, or 0.34% of total loans at March 31, 2019. The $4.9 million decrease in non-performing loans at March 31, 2020, compared to December 31, 2019, was due to a $2.4 million decrease in non-performing residential loans, a $2.1 million decrease in non-performing commercial loans and a $377,000 decrease in non-performing consumer loans. At March 31, 2020, impaired loans totaled $65.7 million with related specific reserves of $5.7 million, compared with impaired loans totaling $70.6 million with related specific reserves of $5.1 million at December 31, 2019 and $49.4 million with related specific reserves of $1.7 million at March 31, 2019.
At March 31, 2020, the Company’s allowance for credit losses related to the loan portfolio was 1.02% of total loans, compared to 0.76% and 0.77% at December 31, 2019 and March 31, 2019, respectively. The Company recorded provisions for credit losses of $14.7 million for the three months ended March 31, 2020, compared with $200,000 for the three months ended March 31, 2019. For the three months ended March 31, 2020, the Company had net charge-offs of $3.0 million compared to $409,000 for the same period in 2019. The allowance for loan losses increased $19.6 million to $75.1 million at March 31, 2020 from $55.5 million at December 31, 2019. The first quarter of 2020 included elevated provisions for credit losses primarily due to the adoption of CECL, exacerbated by the current weak economic forecast attributable to the COVID-19 pandemic. In addition, a gross allowance for credit losses of $7.9 million and a related deferred tax asset were recorded against equity upon the January 1, 2020 adoption of CECL. Future credit loss provisions are subject to significant uncertainty given the undetermined nature of prospective changes in economic conditions, as the impact of COVID-19 unfolds. The effectiveness of medical advances, government programs, and the resulting impact on consumer behavior and employment conditions will have a material bearing on future credit conditions and reserve requirements.
At March 31, 2020 and December 31, 2019, the Company held foreclosed assets of $4.2 million and $2.7 million, respectively. During the three months ended March 31, 2020, there were two additions to foreclosed assets with an aggregate carrying value of $2.1 million, valuation charges of $353,000 and one property sold with a carrying value of $227,000. Foreclosed assets at March 31, 2020 consisted of $2.0 million of residential real estate, $500,000 of commercial real estate and $1.8 million of commercial vehicles. Total non-performing assets at March 31, 2020 decreased $3.4 million to $39.6 million, or 0.39% of total assets, from $42.9 million, or 0.44% of total assets at December 31, 2019.
Income Tax Expense
For the three months ended March 31, 2020, the Company’s income tax expense was $5.3 million compared with $7.7 million for the three months ended March 31, 2019. The Company’s effective tax rate was 26.0% for the three months ended March 31, 2020, compared to 19.9% for the three months ended March 31, 2019. The increase in the Company's effective tax rate for the three months ended March 31, 2020 was attributable to the effects of a technical bulletin published by the New Jersey Division of Taxation in the second quarter of 2019 that specifies the tax treatment of real estate investment trusts in connection with combined reporting for NJ corporate business tax purposes. In addition, the effective tax rate in the current quarter was impacted by a discrete item related to the vesting of stock awards at a market value below the fair value used for expense recognition.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Thursday, April 30, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2020. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2020 (Unaudited) and December 31, 2019
(Dollars in Thousands)

Assets	March 31, 2020	December 31, 2019

Cash and due from banks	$237,083	$131,555
Short-term investments	133,494	55,193
Total cash and cash equivalents	370,577	186,748

Available for sale debt securities, at fair value	989,833	976,919
Held to maturity debt securities, net (fair value of $459,224 at March 31, 2020 (unaudited) and $467,966 at December 31, 2019)	445,444	453,629
Equity securities, at fair value	685	825
Federal Home Loan Bank Stock	61,198	57,298
Loans	7,372,044	7,332,885
Less allowance for credit losses	75,143	55,525
Net loans	7,296,901	7,277,360
Foreclosed assets, net	4,219	2,715
Banking premises and equipment, net	54,350	55,210
Accrued interest receivable	27,799	29,031
Intangible assets	436,278	437,019
Bank-owned life insurance	195,459	195,533
Other assets	202,143	136,291
Total assets	$10,084,886	$9,808,578

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$5,523,150	$5,384,868
Savings deposits	990,844	983,714
Certificates of deposit of $100,000 or more	406,122	438,551
Other time deposits	290,644	295,476
Total deposits	7,210,760	7,102,609
Mortgage escrow deposits	28,470	26,804
Borrowed funds	1,213,777	1,125,146
Other liabilities	219,290	140,179
Total liabilities	8,672,297	8,394,738

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 65,770,728 shares outstanding at March 31, 2020 and 65,787,900 outstanding at December 31, 2019	832	832
Additional paid-in capital	1,008,582	1,007,303
Retained earnings	686,397	695,273
Accumulated other comprehensive income	14,938	3,821
Treasury stock	(274,044)	(268,504)
Unallocated common stock held by the Employee Stock Ownership Plan	(24,116)	(24,885)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,666)	(3,833)
Deferred Compensation - Directors' Deferred Fee Plan	3,666	3,833
Total stockholders' equity	1,412,589	1,413,840
Total liabilities and stockholders' equity	$10,084,886	$9,808,578

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2020 and 2019 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Interest income:
Real estate secured loans	$54,441	$55,006
Commercial loans	18,672	20,510
Consumer loans	4,172	4,783
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	7,069	8,409
Held to maturity debt securities	2,940	3,162
Deposits, federal funds sold and other short-term investments	875	541
Total interest income	88,169	92,411

Interest expense:
Deposits	10,958	10,494
Borrowed funds	5,190	6,910
Total interest expense	16,148	17,404
Net interest income	72,021	75,007
Provision for credit losses	14,717	200
Net interest income after credit loss expense	57,304	74,807

Non-interest income:
Fees	6,529	6,097
Wealth management income	6,251	4,079
Bank-owned life insurance	787	1,696
Net gain on securities transactions	11	—
Other income	3,413	316
Total non-interest income	16,991	12,188

Non-interest expense:
Compensation and employee benefits	31,195	28,369
Net occupancy expense	6,203	6,857
Data processing expense	4,430	3,969
FDIC Insurance	—	739
Amortization of intangibles	744	490
Advertising and promotion expense	1,369	883
Credit loss expense for off-balance sheet credit exposures	1,000	—
Other operating expenses	9,166	7,109
Total non-interest expense	54,107	48,416
Income before income tax expense	20,188	38,579
Income tax expense	5,257	7,689
Net income	$14,931	$30,890

Basic earnings per share	$0.23	$0.48
Average basic shares outstanding	64,386,138	64,766,619

Diluted earnings per share	$0.23	$0.48
Average diluted shares outstanding	64,457,263	64,912,738

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the
	Three months ended March 31,
	2020	2019
Statement of Income
Net interest income	$72,021	$75,007
Credit loss expense	14,717	200
Non-interest income	16,991	12,188
Non-interest expense	54,107	48,416
Income before income tax expense	20,188	38,579
Net income	14,931	30,890
Diluted earnings per share	$0.23	$0.48
Interest rate spread	2.97%	3.16%
Net interest margin	3.20%	3.40%

Profitability
Annualized return on average assets	0.61%	1.29%
Annualized return on average equity	4.22%	9.11%
Annualized return on average tangible equity (2)	6.10%	13.09%
Annualized non-interest expense to average assets (3)	2.13%	2.02%
Efficiency ratio (4)	59.14%	55.53%

Asset Quality
Non-accrual loans	$35,339	$24,797
90+ and still accruing	—	—
Non-performing loans	35,339	24,797
Foreclosed assets	4,219	1,264
Non-performing assets	39,558	26,061
Non-performing loans to total loans	0.48%	0.34%
Non-performing assets to total assets	0.39%	0.27%
Allowance for loan losses	$75,143	$55,353
Allowance for loan losses to total non-performing loans	212.63%	223.22%
Allowance for loan losses to total loans	1.02%	0.77%

Average Balance Sheet Data
Assets	$9,923,457	$9,720,467
Loans, net	7,258,105	7,133,680
Earning assets	8,950,885	8,822,447
Core deposits	6,390,867	6,093,500
Borrowings	1,157,705	1,352,685
Interest-bearing liabilities	6,822,578	6,781,729
Stockholders' equity	1,421,748	1,375,388
Average yield on interest-earning assets	3.92%	4.20%
Average cost of interest-bearing liabilities	0.95%	1.04%

Loan Data
Mortgage loans:
Residential	$1,107,197	$1,087,722
Commercial	2,555,177	2,288,443
Multi-family	1,222,437	1,357,161
Construction	408,944	374,900
Total mortgage loans	5,293,755	5,108,226
Commercial loans	1,703,669	1,698,261
Consumer loans	379,597	421,370
Total gross loans	7,377,021	7,227,857
Premium on purchased loans	2,300	3,106
Unearned discounts	(26)	(33)
Net deferred	(7,251)	(7,086)
Total loans	$7,372,044	$7,223,844

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
	At March 31,		At December 31,
	2020	2019	2019
Total stockholders' equity	$1,412,589	$1,373,816	$1,413,840
Less: total intangible assets	436,278	417,688	437,019
Total tangible stockholders' equity	$976,311	$956,128	$976,821

Shares outstanding	65,770,728	66,502,750	65,787,900

Book value per share (total stockholders' equity/shares outstanding)	$21.48	$20.66	$21.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$14.84	$14.38	$14.85

(2) Annualized Return on Average Tangible Equity
		Three Months Ended
		March 31,
		2020	2019
Total average stockholders' equity		$1,421,748	$1,375,388
Less: total average intangible assets		436,757	418,000
Total average tangible stockholders' equity		$984,991	$957,388

Net income		$14,931	$30,890

Annualized return on average tangible equity (net income/total average stockholders' equity)		6.10%	13.09%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
		Three Months Ended
		March 31,
		2020	2019
Reported non-interest expense		$54,107	$48,416
Adjustments to non-interest expense:
Credit loss expense for off-balance sheet credit exposures		(1,000)	—
Transaction costs		(463)	—
Adjusted non-interest expense		$52,644	$48,416
Annualized adjusted non-interest expense		$211,733	196,354

Average assets		9,923,457	9,720,467

Annualized adjusted non-interest expense/average assets		2.13%	2.02%

(4) Efficiency Ratio Calculation
		Three Months Ended
		March 31,
		2020	2019
Net interest income		$72,021	$75,007
Non-interest income		16,991	12,188
Total income		$89,012	$87,195

Adjusted non-interest expense		$52,644	$48,416

Efficiency ratio (adjusted non-interest expense/income)		59.14%	55.53%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2020			December 31, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$76,080	$269	1.42%	$73,093	$322	1.75%
Federal funds sold and other short-term investments	104,050	606	2.34%	51,971	364	2.77%
Available for sale debt securities, at fair value	1,004,282	6,106	2.43%	1,025,884	6,118	2.39%
Held to maturity debt securities, net (1)	449,107	2,940	2.62%	458,501	3,016	2.63%
Equity securities, at fair value	806	—	—%	746	—	—%
Federal Home Loan Bank stock	58,455	963	6.59%	60,314	1,140	7.56%
Net loans: (2)
Total mortgage loans	5,263,048	54,441	4.11%	5,240,293	56,310	4.24%
Total commercial loans	1,611,993	18,672	4.61%	1,614,703	18,752	4.57%
Total consumer loans	383,064	4,172	4.38%	397,462	4,363	4.36%
Total net loans	7,258,105	77,285	4.23%	7,252,458	79,425	4.32%
Total Interest-Earning Assets	$8,950,885	$88,169	3.92%	$8,922,967	$90,385	3.99%

Non-Interest Earning Assets:
Cash and due from banks	108,901			80,656
Other assets	863,671			845,286
Total Assets	$9,923,457			$9,848,909

Interest-Bearing Liabilities:
Demand deposits	$3,901,940	$7,399	0.76%	$3,705,039	7,599	0.81%
Savings deposits	991,750	368	0.15%	988,408	394	0.16%
Time deposits	771,183	3,191	1.66%	798,445	3,561	1.77%
Total Deposits	5,664,873	10,958	0.78%	5,491,892	11,554	0.83%

Borrowed funds	1,157,705	5,190	1.80%	1,189,096	5,948	1.98%
Total Interest-Bearing Liabilities	6,822,578	16,148	0.95%	6,680,988	17,502	1.04%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,497,177			1,594,455
Other non-interest bearing liabilities	181,954			160,741
Total non-interest bearing liabilities	1,679,131			1,755,196
Total Liabilities	8,501,709			8,436,184
Stockholders' equity	1,421,748			1,412,725
Total Liabilities and Stockholders' Equity	$9,923,457			$9,848,909

Net interest income		$72,021			$72,883

Net interest rate spread			2.97%			2.95%
Net interest-earning assets	$2,128,307			$2,241,979

Net interest margin (3)			3.20%			3.21%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31x			1.34x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses
(2)	Average outstanding balances are net of the allowance for credit losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	March 31, 2020			March 31, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$76,080	$269	1.42%	$14,090	$88	2.50%
Federal funds sold and other short term investments	104,050	606	2.34%	56,283	453	3.28%
Available for sale debt securities, at fair value	1,004,282	6,106	2.43%	1,077,581	7,266	2.70%
Held to maturity debt securities, net (1)	449,107	2,940	2.62%	473,778	3,162	2.67%
Equity securities, at fair value	806	—	—%	679	—	—%
Federal Home Loan Bank stock	58,455	963	6.59%	66,356	1,143	6.89%
Net loans: (2)
Total mortgage loans	5,263,048	54,441	4.11%	5,051,528	55,006	4.36%
Total commercial loans	1,611,993	18,672	4.61%	1,654,594	20,510	4.98%
Total consumer loans	383,064	4,172	4.38%	427,558	4,783	4.54%
Total net loans	7,258,105	77,285	4.23%	7,133,680	80,299	4.51%
Total Interest-Earning Assets	$8,950,885	$88,169	3.92%	$8,822,447	$92,411	4.20%

Non-Interest Earning Assets:
Cash and due from banks	108,901			93,168
Other assets	863,671			804,852
Total Assets	$9,923,457			$9,720,467

Interest-Bearing Liabilities:
Demand deposits	$3,901,940	$7,399	0.76%	$3,599,670	$6,831	0.77%
Savings deposits	991,750	368	0.15%	1,051,951	480	0.19%
Time deposits	771,183	3,191	1.66%	777,423	3,183	1.66%
Total Deposits	5,664,873	10,958	0.78%	5,429,044	10,494	0.78%
Borrowed funds	1,157,705	5,190	1.80%	1,352,685	6,910	2.07%
Total Interest-Bearing Liabilities	$6,822,578	$16,148	0.95%	$6,781,729	$17,404	1.04%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,497,177			1,441,879
Other non-interest bearing liabilities	181,954			121,471
Total non-interest bearing liabilities	1,679,131			1,563,350
Total Liabilities	8,501,709			8,345,079
Stockholders' equity	1,421,748			1,375,388
Total Liabilities and Stockholders' Equity	$9,923,457			$9,720,467

Net interest income		$72,021			$75,007

Net interest rate spread			2.97%			3.16%
Net interest-earning assets	$2,128,307			$2,040,718

Net interest margin (3)			3.20%			3.40%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31x			1.30x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses
(2) Average outstanding balance are net of the allowance for credit losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	2.57%	2.62%	2.71%	2.80%	2.87%
Net loans	4.23%	4.32%	4.44%	4.63%	4.51%
Total interest-earning assets	3.92%	3.99%	4.09%	4.28%	4.20%

Interest-Bearing Liabilities:
Total deposits	0.78%	0.83%	0.87%	0.86%	0.78%
Total borrowings	1.80%	1.98%	2.13%	2.18%	2.07%
Total interest-bearing liabilities	0.95%	1.04%	1.13%	1.12%	1.04%

Interest rate spread	2.97%	2.95%	2.96%	3.16%	3.16%
Net interest margin	3.20%	3.21%	3.23%	3.42%	3.40%

Ratio of interest-earning assets to interest-bearing liabilities	1.31x	1.34x	1.31x	1.30x	1.30x